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                                           Exhibit 23




          Consent of Independent Accountants



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 1995, which appears on page 38 of the 1994 Annual Report to Shareowners of AlliedSignal Inc.
(the "Company"), which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference in this Registration
Statement of our report dated June 21, 1995 appearing on page F-2 of the AlliedSignal Saving Plan's Annual
Report on Form 11-K for the year ended December 31, 1994. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in this Registration Statement.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Morristown, NJ
September 27, 1995